Registration No. 333-_________________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                               GENERAL MILLS, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                                41-0274440
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)
                           --------------------------
                       Number One General Mills Boulevard
                          Minneapolis, Minnesota 55426
                    (Address of principal executive offices)
                                 (612) 540-2311
                         (Registrant's telephone number)
                            -------------------------

                               General Mills, Inc.
                           Deferred Compensation Plan
                            (Full title of the plan)
                            -------------------------

                             SIRI S. MARSHALL, Esq.
                    Senior Vice President and General Counsel
                         Number One General Mills Blvd.
                           P.O. Box 1113 (Zip: 55440)
                          Minneapolis, Minnesota 55426
                                 (612) 540-3862
            (Name, address and telephone number of agent for service)
                           --------------------------

                         CALCULATION OF REGISTRATION FEE
------------------------------------------ ------------------- ------------------ ---------------------- ----------------
                                                                   Proposed          Proposed maxi-
                                                 Amount             maximum           mum aggregate         Amount of
           Title of securities                   to be          offering price          offering          registration
            to be registered                   registered          per share            price (3)              fee
------------------------------------------ ------------------- ------------------ ---------------------- ----------------
          Deferred Compensation
             Obligations (1)                   $7,000,000            100%                $7,000,000         $2,121.21

    Common Stock $.10 par value (2)          50,000 shares           100%                $3,400,000 (4)     $1,030.30
------------------------------------------ ------------------- ------------------ ---------------------- ----------------

(1) Obligations under the Deferred Compensation Plan are unsecured obligations of General Mills to pay deferred compensation in accordance with the terms of the Plan.

(2) Dividends earned on common stock, receipt of which is deferred under the Plan, can be reinvested in common stock.

(3)  Estimated solely for the purpose of determining the registration fee.

(4) The proposed maximum offering price is based upon the average high and low prices of the Company's common stock on the New York Stock Exchange on July 25, 1997.

                                     PART II

Item 3.  Incorporation of Certain Documents.

        The Company incorporates the following documents or information into this Registration Statement:

        (a) the Company's Annual Report on Form 10-K for the fiscal year ended May 26, 1996 filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934;

        (b) all other reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since May 26, 1996;

        (c) all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Registration Statement and before the completion of this offering.

        (d) the description of the Company's common stock ("Common Stock") from the Company's Registration Statement on Form S-1 (File No. 2-49637), filed December 26, 1973, as amended.

        A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

        Under this Registration Statement, General Mills is registering 50,000 shares of General Mills Common Stock, described in Item 3(d) above, and issuable under the General Mills, Inc. Deferred Compensation Plan (the "Plan"). The Plan permits certain eligible employees of General Mills to make an advance election to exercise stock options granted under various stock option plans of the Company and defer delivery and receipt of the Common Stock to be issued upon the stock option exercise to a date chosen by the Participant. Upon deferral, Stock Units, equal in number to the number of shares of Common Stock receipt of which is deferred, are credited to a Deferred Stock Account established for the Participant. Until the distribution date, the Stock Units earn dividend equivalents which the Participant may elect to receive currently or have reinvested in additional Stock Units. On the distribution date, Common Stock is distributed to the Participant in the full amount of the Stock Units including any dividend reinvestment shares.

        This Registration Statement also registers $7,000,000 of Deferred Compensation Obligations ("Obligations") which are to be offered to certain eligible employees of General Mills under the Plan. The Plan permits Participants to defer cash incentive compensation into a Deferred Cash Account. Participants must allocate amounts in their Deferred Cash Accounts among various investment alternatives, which may include an account whose return approximates the return on General Mills Common Stock. Each Deferred Cash Account balance is adjusted to reflect the investment experience of the selected funds. In addition, each year, the Company makes an allocation of hypothetical interest equal to a percentage of the amount of the cash deferral.

        Amounts credited to the Deferred Cash and Deferred Stock Accounts are payable to the Participant on a date the Participant selects at the time of the deferral but must be made or commenced by the time the Participant reaches age
70. Distributions may be made singly or in installments and may be accelerated if the Participant terminates employment with the Company. Under certain circumstances and subject to certain penalties, Participants may accelerate or postpone distribution out of Deferred Cash and Deferred Stock Accounts or select an alternate form of distribution.

        The Company has established a trust to hold assets of the Company as a reserve for the discharge of certain obligations under the Plan. If there is a Change of Control, the Company is required to contribute to the trust the amount needed to fully fund all cash payments under the Plan. All rights under the Trust and under the Plan are unsecured contractual claims against the Company.

        Rights in the Plan, including the right to receive distributions under the Plan, cannot be alienated, sold, assigned, pledged or encumbered except by a designation of beneficiary under the Plan or to the personal representative, executor or administrator of the Participant's estate.

Item 5.  Interests of Named Experts and Counsel.

        Siri S.  Marshall,  Senior Vice  President  and  General  Counsel of the
Company, has given her opinion about certain legal matters affecting the Obligations registered under this Registration. As of June 30, 1997, Ms. Marshall owned 19,792 shares and options to purchase 122,246 shares of Common Stock of the Company and is eligible for participation in the Plan.

        This Registration Statement incorporates the consolidated financial statements and related financial statement schedule of General Mills, Inc. and its consolidated subsidiaries as of May 26, 1996 and May 28, 1995, and for each of the years in the three-year period ended May 26, 1996. The Company relies on the reports and the expertise of KPMG Peat Marwick LLP, independent certified public accountants, in incorporating these financial statements.

Item 6.  Indemnification of Directors and Officers.

        Under the Company's By-laws each director or officer of the Company has a right to be indemnified by the Company to the full extent allowed by Section 145 of the General Corporation Law of Delaware.

        Under Delaware law, if a person is successful on the merits in defense of a suit or proceeding brought because he or she is a director or officer of the Company, such person shall be indemnified against expenses (including attorneys' fees) reasonably incurred because of such action.

        If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such a suit is settled, such a person shall be indemnified under Delaware law against both (1) expenses (including attorneys' fees) and (2) judgments, fines and amounts paid in settlement if the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful.

        If unsuccessful in defense of a suit brought by or in the right of the Company, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorneys' fees) incurred in the defense or settlement of such suit if the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company except that if such a person is found liable in such a suit for negligence or misconduct in the performance of the person's duty to the Company, such person cannot be made whole even for expenses unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses.

        The Company carries liability insurance policies covering certain claims against the Company and/or its officers and directors. The Company also carries insurance for claims under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

        The Securities and Exchange Commission has taken the position that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted by a company to its directors and officers, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 7.  Exemption From Registration Claimed.

        Not applicable.

Item 8.  Exhibits.

 Exhibit Number    Description

        5 Opinion of Counsel re Legality (Consent of Counsel included therein)

       10          General Mills, Inc. Deferred Compensation Plan

       23 Consent of KPMG Peat Marwick LLP (Consent of Counsel included in Exhibit 5)

       24          Powers of Attorney

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, (but that term shall not include the insurance policies referred to in Item 6) the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden Valley (Minneapolis), State of Minnesota, on the 29th day of July, 1997.

       GENERAL MILLS, INC.                  )
                                            )
                                            )
       By      Stephen W. Sanger            )     /s/ Siri S. Marshall
           ---------------------------      )     ----------------------
           Chairman of the Board and        )       Siri S. Marshall
            Chief Executive Officer         )       Attorney-in-fact



                                POWER OF ATTORNEY

        I appoint L.M. Frecon, S.S. Marshall and K.L. Thome, together and separately, to be my attorneys-in-fact. This means they may, in my place:

   - sign this Registration Statement on Form S-8 covering the General Mills, Inc. Deferred Compensation Plan;

   - file Form S-8 (with exhibits and related documents);

   - perform the acts that need to be done concerning these filings; and

   - name others to take their place.

        I am responsible for everything my attorneys-in-fact do when acting lawfully within the scope of this Power of Attorney.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

    Signature                      Title                )
                                                        )
Stephen W. Sanger         Chairman of the Board         )
                           and Chief Executive Officer  )
Richard M. Bressler       Director                      )
L. D. DeSimone            Director                      )
Charles W. Gaillard       Director,                     )
                           President                    )
Judith Richards Hope      Director                      ) /s/ Siri S. Marshall
                                                        ) ---------------------
Kenneth A. Macke          Director                      )    Siri S. Marshall
George Putnam             Director                      )    Attorney-in-fact
Michael D. Rose           Director                      )     July 29, 1997
Dorothy A. Terrell        Director                      )
Raymond G. Viault         Director,                     )
                           Vice Chairman                )
C. Angus Wurtele          Director                      )

 /s/ Kenneth L. Thome     Senior Vice President,              July 29, 1997
------------------------
   Kenneth L. Thome       Financial Operations
                          (Principal Accounting Officer)

                                  EXHIBIT INDEX



  Exhibit Number                  Description


      5 Opinion of Counsel re Legality (Consent of Counsel included therein)

     10              General Mills, Inc. Deferred Compensation Plan

     23 Consent of KPMG Peat Marwick LLP (Consent of Counsel included in Exhibit 5)

     24              Powers of Attorney